Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (No. 333-191481 and No. 333-198045) and Form S-8 (No. 333-187796) of Hi-Crush Partners LP (the “Partnership”) of (i) our report dated February 27, 2015 relating to the consolidated financial statements of the Partnership and (ii) our report dated March 13, 2013, except with respect to the supplemental condensed consolidating financial information included in Note 18 to the consolidated financial statements, as to which the date is August 11, 2014, relating to the consolidated financial statements of Hi-Crush Proppants LLC (Predecessor), both of which appear in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/PricewaterhouseCoopers LLP
Houston, Texas
February 27, 2015